Exhibit 10.19

Summary of Directors’ Compensation

NewMarket Corporation (the “Company”) pays each of its non-employee directors (a) $1,500 for attendance at each meeting of the Company’s Board of Directors (the “Board of Directors”) and (b) $1,500 for attendance at each meeting of a committee of the Board of Directors of which he or she is a member. In addition, the Company pays each of its non-employee directors a quarterly fee of $6,250. The Company does not pay employee members of the Board of Directors separately for their service on the Board of Directors or its committees.

Effective on July 1, 2005, the Board of Directors approved a $30,000 quarterly fee payable to Bruce C. Gottwald for serving as Chairman of the Board of Directors and Chairman of the Executive Committee.

Any director who was elected to the Board of Directors on or before February 23, 1995 and who retires from the Board of Directors after age 60 with at least five years’ service on the Board of Directors will receive $12,000 per year for life, payable in quarterly installments. The service requirement for this benefit may be waived under certain circumstances. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his or her years of service on the Board of Directors. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may be discontinued under certain circumstances.

Under the NewMarket Corporation Non-Employee Directors’ Stock Acquisition Plan (the “Non-Employee Directors’ Stock Plan”), each non-employee director is awarded on each July 1 that number of whole shares of the Company’s common stock that, when multiplied by the closing price of the Company’s common stock on the immediately preceding business day, as reported in The Wall Street Journal, equal as nearly as possible but do not exceed $5,000. The shares of the Company’s common stock awarded under the Non-Employee Directors’ Stock Plan are nonforfeitable and the recipient directors immediately and fully vest in the Company’s common stock issued under the Non-Employee Directors’ Stock Plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell their shares under the Non-Employee Directors’ Stock Plan at any time. The Non-Employee Directors’ Stock Plan provides that no awards may be made after July 1, 2011.

Until December 31, 2005, non-employee directors could defer, in 10% increments, all or part of their retainer fee and meeting fees into either a deferred cash account or a deferred stock account, or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for recordkeeping purposes only. Distributions under this plan, paid in a single sum or in up to 10 annual installments, could not begin within two years of the beginning of the deferral year. The maximum aggregate number of shares of the Company’s common stock that could be awarded under this plan was 100,000 shares. This plan was terminated on December 31, 2005.